ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-2
$ 153,615,935.94 5.97% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98           0           0           0    0.00%            0    0.00%
 Feb-98           0           0           0    0.00%            0    0.00%
 Mar-98           0           0           0    0.00%            0    0.00%
 Apr-98           0           0           0    0.00%            0    0.00%
 May-98           0           0           0    0.00%            0    0.00%
 Jun-98           0           0           0    0.00%            0    0.00%
 Jul-98   3,135,779     756,558           0    0.00%    4,735,930    3.15%
 Aug-98   3,120,797     741,115       9,747    0.08%    7,928,180    5.38%
 Sep-98   2,998,492     725,745      57,331    0.48%   11,312,711    7.84%
 Oct-98   3,683,731     710,977     315,399    2.69%   12,114,806    8.61%
 Nov-98   4,698,139     692,835     631,214    5.57%   12,433,762    9.14%
 Dec-98   4,971,139     669,697   1,079,532    9.86%   12,961,723    9.86%
        ____________ ___________ ___________
 Totals  22,608,077   4,296,927   2,093,223

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.